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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 3)

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

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Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            ECC International Corp.
                (Name of Registrant as Specified In Its Charter)

                            ECC International Corp.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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                             ECC INTERNATIONAL CORP.
                         175 Strafford Avenue, Suite 116
                         Wayne, Pennsylvania 19087-3377
                                 (610) 687-2600

CONTACT:  John P. Kehoe/Van Negris
          Kehoe, White, Savage & Company, Inc.
          (212) 888-1616

FOR IMMEDIATE RELEASE
---------------------

                             ECC INTERNATIONAL CORP.
                       NOTES REAFFIRMATION OF SUPPORT FROM
                       INSTITUTIONAL SHAREHOLDER SERVICES

     WAYNE, PA -- November 27, 1996 -- ECC International Corp. (NYSE:ECC) today announced the reaffirmation of support from Institutional Shareholder Services ("ISS"), a leading independent stockholder advisory firm, for the Company with respect to each of the five proposals to be voted upon at the annual meeting of stockholders on December 3, 1996. After reviewing the proxy materials of Michael
N. Taglich, a holder of 1,000 shares who has made two stockholder proposals to be voted upon at the annual meeting, and speaking directly with Mr. Taglich, ISS has reaffirmed its voting recommendations that stockholders vote FOR each of the Company's proposals and AGAINST both of Mr. Taglich's proposals.

     In reaffirming its recommendation of a vote AGAINST Mr. Taglich's proposal that the Company engage an investment banking firm to seek to effect the sale of the Company, ISS stated that Mr. Taglich's proposal "asks the board to sell the Company immediately," and that such proposal "is too narrowly focused and does not give the board sufficient flexibility with which to maximize shareholder value."

     In addition, in reaffirming its recommendation of a vote AGAINST Mr. Taglich's proposal to amend the By-laws of the Company to require a special meeting of stockholders be held no later than 30 days after written notice from stockholders owning not less than 10% of the Company's outstanding stock, ISS supports the Company's proposal which incorporates a 30% threshold, noting that the Company's proposal "is sufficient, and the proposed 30% threshold is substantially less than those in place at many other companies."

     George W. Murphy, President and Chief Executive Officer of ECC International Corp., upon learning that ISS reaffirmed its



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support for the Company stated, "We are once again very pleased to learn that
Institutional Shareholder Services has carefully considered all of the information and arguments concerning the proposals to be voted upon at the annual meeting and has clearly reaffirmed its recommendations that stockholders vote FOR each of the Company's proposals and AGAINST both of Mr. Taglich's proposals." In addition, Mr. Murphy refused comment on Mr. Taglich's recent letter to stockholders, stating, "The Company will not respond to Mr. Taglich's disparaging letter concerning the management and Board of Directors of ECC."

     ECC International Corp. is a world leader in the design, research and production of simulators and related training programs for crew, operator and maintenance training. Through its headquarters and Instructional Systems Development Group in Wayne, PA, its Systems Design and Production Center in Orlando, FL, and through a wholly owned subsidiary, ECC Simulation Limited, in Shoreham, England, the Company provides a wide range of products and services used by all branches of the U.S. Department of Defense and by armed forces in 25 countries. ECC's frozen food and new beverage vending machine business is part of a diversification program whereby ECC has sought to apply its engineering and manufacturing capabilities to build a commercial business segment.